                            Harbour Group Industries, Inc.
                                7701 Forsyth Boulevard
                                      Suite 600
                              St. Louis, Missouri  63105


                                  September 30, 1996



Omniquip International, Inc.
369 W. Western Avenue
Port Washington, Wisconsin  53704

         Re: CORPORATE DEVELOPMENT CONSULTING AND ADVISORY SERVICES

Gentlemen:

    This letter sets forth the agreement between Omniquip International, Inc., a Delaware corporation (the "Company"), and Harbour Group Industries, Inc., a Missouri corporation ("HGI"), with respect to certain consulting and advisory services to be provided by HGI to the Company from time to time.
HGI hereby agrees to provide the Company from time to time throughout the term of this agreement, corporate development services, including the identification, evaluation and negotiation of acquisitions, strategic planning, negotiation of dispositions of components of the Company and such other similar services as the Company may require from time to time.

    The fee for services rendered by HGI (the "Hourly Fee") will be based on the hours actually worked for the Company and upon HGI's regular established hourly rates therefor of the staff performing such work as set forth on Schedule 1 attached hereto and made a part hereof, which rates reflect the direct cost of the services of such personnel and allocation of related overhead. Such rates may be adjusted quarterly on the basis of actual cost experience and cost projections of HGI.

    In addition to the Hourly Fee, HGI is to be reimbursed by the Company for out-of-pocket expenses ("Expenses") incurred for such matters as travel, printing and reproduction, outside computer time charges, postage, secretarial overtime, delivery services, facsimiles, outside expert and consultant fees, long-distance telephone charges, local transportation and the like. Outstanding disbursements will be identified and billed separately or upon billing for consulting and advisory services. HGI in its discretion may require the advance payment of Expenses. Amounts billed separately as Expenses will not be included in overhead allocations utilized in the determination of the Hourly Fee.

    HGI shall be entitled to a transaction fee (the "Transaction Fee") for each completed acquisition or disposition by the Company during the term of this agreement, based on the total amount paid by the acquiring party (the "Purchase Price"), including payments for covenants not to compete and debt assumed in connection therewith, and in the case of mergers and stock transfers, debt of the acquired company. The Transaction Fee for each transaction completed shall be equal to the greater of (A) one hundred twenty-five thousand dollars ($125,000) and (B) the sum of (i) two and one half percent (2.5%) of the first one million dollars ($1,000,000) of the Purchase Price, (ii) two percent (2%) of the portion of the Purchase Price in excess of one million dollars ($1,000,000) up to and including two million dollars ($2,000,000) of the Purchase Price, (iii) one and one half percent (1.5%) of the portion of the Purchase Price in excess of two million dollars ($2,000,000) up to and including three million dollars ($3,000,000) of the Purchase Price, (iv) one percent (1%) of the portion of the Purchase Price in excess of three million dollars ($3,000,000) up to and including four million dollars ($4,000,000) of the Purchase Price, and (v) one half of one percent (0.5%) of the portion of the Purchase Price in excess of
four million dollars ($4,000,000).   Each Transaction Fee shall be payable upon
the closing of the transaction to which it relates. The sum of the Hourly Fee and Transaction Fees within any year is herein referred to as "Fees."

    The Company agrees to pay HGI an annual retainer for this engagement in the amount of $100,000, payable in monthly installments of $8,334, due on the first day of each month. The retainer shall be non-refundable and shall be applied against the Hourly Fee.

    In the event that Fees and Expenses at any time exceed the amount of the retainer plus any payments of Transaction Fees in addition to the retainer and any advance payment of Expenses, an invoice, payable upon receipt, will be issued with respect to such excess. HGI reserves the right to charge interest at the rate of 1.5% per month from the invoice date if invoices are not paid within thirty (30) days.

    The term of this agreement shall be one year commencing on the date hereof and shall continue thereafter from year to year until terminated by either party upon the giving of thirty (30) days written notice thereof to the other.

    This agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to its conflicts of laws principles.

    No provision of this agreement may be modified, amended or waived except by a writing signed by each party hereto.

    IN WITNESS WHEREOF, the undersigned has caused this letter to be duly executed and delivered by its duly authorized officer, intending to be bound by the terms and conditions hereof.


                                  HARBOUR GROUP INDUSTRIES, INC.

                                  By:/s/ Francis M. Loveland
                                     -----------------------------------------
                                     Francis M. Loveland
                                     Vice President and Chief Financial Officer

Accepted and agreed to this
30th day of September, 1996:

OMNIQUIP INTERNATIONAL, INC.

By: /s/ Philip G. Franklin
    --------------------------------------------
    Philip G. Franklin
    Chief Financial Officer

                                      Schedule 1
                                         FEES

Personnel/Position                                          Hourly Rate

Samuel A. Hamacher      Executive Vice President                $341
Peter S. Finley         Senior Vice President                    261
Robert W. Hull          Senior Vice President                    200
James W. Cooper         Vice President                           171
Jeffrey C. Gentsch      Vice President                           173
Thomas V. Inglesby      Vice President                           168
Neal J. Berman          Vice President                           168
Vincent E. Warrick      Director Corporate Development           153